CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg

Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL REPORTS

RECORD SECOND QUARTER SALES AND PROFITS

-- Net Sales Increase 56.9 Percent; Net Income Increases 35.9 Percent After Non –Recurring Items--

Corona, CA – August 8, 2007 – Hansen Natural Corporation (NASDAQ:HANS) today reported record financial results, including sharp increases in sales and profits, for the three and six months ended June 30, 2007.

Gross sales for the second quarter increased 54.1 percent to $280.6 million from $182.1 million a year earlier. Net sales for the second quarter increased 56.9 percent to $244.8 million from $156.0 million a year ago.

Operating income for the second quarter increased 34.3 percent to $61.4 million from $45.8 million a year ago. Net income for the second quarter increased 35.9 percent to $38.3 million, or $0.39 per diluted share, from $28.2 million, or $0.28 per diluted share, last year.

Operating income for the second quarter, excluding certain non-recurring expense items described below, increased 61.7 percent to $74.0 million from $45.8 million a year ago. Net income for the second quarter, on the same basis, increased 62.7 percent to $45.9 million, or $ 0.47 per diluted share, from $28.2 million, or $ 0.28 per diluted share, last year.

Gross sales for the six months ended June 30, 2007 increased 47.1 percent to $470.7 million from $320.0 million a year earlier. Net sales for the first half of 2007 were up 48.9 percent to $410.6 million from $275.8 million a year ago.

Operating income for the six months ended June 30, 2007 advanced 15.8 percent to $93.3 million from $80.6 million a year ago. Net income for the first half of 2007 increased 18.7 percent to $58.5 million, or $0.59 per diluted share, from $49.3 million, or $0.50 per diluted share, last year.

Operating income for the six months ended June 30, 2007, excluding certain non-recurring expense items described below, increased 47.6 percent to $118.9 million from $80.6 million a year ago. Net income for the first half of 2007 on the same basis, increased 50.0 percent to $73.9 million, or $0.75 per diluted share, from $49.3 million, or $0.50 per diluted share, last year.

Rodney C. Sacks, chairman and chief executive officer, said the record revenues reflected continued strong sales of Monster Energy® brand energy drinks, as well as certain new products such as Java Monster™ brand non-carbonated dairy based coffee drinks (introduced in April 2007) and Monster® M-80 energy drinks (introduced in March 2007). "The energy category continues to show strong growth over the prior year, and the Monster Energy® brand continues to increase market share,” Sacks said.

Gross profit as a percentage of net sales for the three months ended June 30, 2007 increased to 52.4 percent, from 51.9 percent for the comparable 2006 quarter.

In connection with the transition of certain of the Company’s distribution arrangements, the Company incurred termination costs amounting to $8.4 million and $14.7 million during the three- and six-months ended June 30, 2007, respectively, to certain of its prior distributors, who have been replaced by newly appointed Anheuser-Busch distributors. Such termination costs have been expensed in full and are included in operating expenses for the three- and six-months ended June 30, 2007.

The Company received from newly appointed Anheuser-Busch distributors non-refundable payments and commitments for the costs of terminating its prior distributors amounting to $6.5 million and $19.8 million in the three- and six-months ended June 30, 2007. Such payments and commitments have been accounted for as deferred revenue, which are being recognized as revenue ratably over the anticipated 20 year life of the respective Anheuser-Busch distribution agreements. Revenue recognized was $0.5 million and $0.9 million for the three- and six-months ended June 30, 2007, respectively. The anticipated Anheuser-Busch distribution transition arrangements have now largely been completed.

In connection with the review of the Company’s stock option grants and granting practices and related litigation and matters, the Company incurred professional service fees of $4.2 million and $10.9 million for the three- and six-months ended June 30, 2007, respectively, which have also been fully expensed in the respective periods.

The following table summarizes the selected items discussed above for the three- and six-months ended June 30, 2007:

	Three-Months Ended	Six-Months Ended
	June 30, 2007	June 30, 2007
Deferred Revenue:	(In Thousands)	(In Thousands)
Receipts from newly appointed AB Distributors	$ 6,497	$ 19,847

Operating Expenses:
Termination payments to prior distributors	$ 8,353	$ 14,700
Professional fees associated with review of stock option grants and stock option granting practices and related litigation and matters	$ 4,221	$ 10,905
	$ 12,574	$ 25,605

Operating income, as reported	$ 61,423	$ 93,332

Operating income, excluding certain non-recurring expense items	$ 73,997	$ 118,937

The Company will host an investor conference call on August 8, 2007 at 11:30 a.m. Pacific Time (2:30 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.hansens.com and www.opencompany.info. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on both websites.

Hansen Natural Corporation

Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® Natural Sodas, Signature Sodas, fruit juice Smoothies, Energy drinks, Energade® energy sports drinks, E20 Energy Water®, multi-vitamin juice drinks in aseptic packaging, Junior Juice® juice, iced teas, apple juice and juice blends, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Java Monster™ brand non-carbonated dairy based coffee drinks, Lost® Energy™ brand energy drinks, Joker Mad Energy™, Unbound® Energy and Ace™ Energy brand energy drinks, Rumba™ brand energy juice, and Fizzit™ brand powdered drink mixes. For more information visit www.hansens.com and www.monsterenergy.com.

Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with generally accepted accounting principles in the United States (" GAAP"), and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by the Company’s internal reporting requirements.

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenues and profitability. Management cautions that these statements are qualified by their terms or important factors, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein, including, but not limited to, the following: changes in consumer preferences; changes in demand that are weather related, particularly in areas outside of California; competitive pricing and/or marketing pressures; activities and strategies of competitors; changes in the price and/or availability of raw materials for the Company’s products; the availability of production and/or suitable facilities; the marketing efforts of the distributors of the Company’s products, most of which distribute products that are competitive with the products of the Company; the introduction of new products, as well as unilateral decisions that may be made by grocery and/or convenience chain stores, specialty chain stores, club stores and other customers to discontinue carrying all or any of the Company’s products that they are carrying at any time; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assures no obligation to update any forward-looking statements.

# # #

(tables below)

HANSEN NATURAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE-AND SIX-MONTHS ENDED JUNE 30, 2007 AND 2006

(In thousands, except per share data) (Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30		June 30
	2007	2006	2007	2006

GROSS SALES, net of discounts and returns*	$ 280,582	$ 182,126	$ 470,651	$ 319,950

LESS: PROMOTIONAL AND OTHER ALLOWANCES**	35,819	26,089	60,036	44,167

NET SALES	244,763	156,037	410,615	275,783

COST OF SALES	116,510	75,047	196,726	131,795

GROSS PROFIT	128,253	80,990	213,889	143,988

OPERATING EXPENSES	66,830	35,238	120,557	63,407

OPERATING INCOME	61,423	45,752	93,332	80,581

INTEREST INCOME, net	1,752	872	3,278	1,574

INCOME BEFORE PROVISION FOR INCOME TAXES	63,175	46,624	96,610	82,155

PROVISION FOR INCOME TAXES	24,864	18,424	38,101	32,864

NET INCOME	$ 38,311	$ 28,200	$ 58,509	$ 49,291

NET INCOME PER COMMON SHARE:
Basic	$ 0.43	$ 0.31	$ 0.65	$ 0.55
Diluted	$ 0.39	$ 0.28	$ 0.59	$ 0.50

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK AND COMMON STOCK EQUIVALENTS:
Basic	90,118	89,912	90,089	89,523
Diluted	98,455	99,289	98,388	98,815

_____________________________________________________________

* Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements

**Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of our marketing activities.

HANSEN NATURAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2007 AND DECEMBER 31, 2006 (In thousands, except share data) (Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$55,482	$35,129
Short-term investments	142,613	101,667
Accounts receivable, net	111,928	54,624
Inventories	87,498	77,013
Prepaid expenses and other current assets	6,382	771
Deferred income tax asset	5,170	5,953
Total current assets	409,073	275,157

PROPERTY AND EQUIPMENT, net	6,778	5,565
DEFERRED INCOME TAXES	13,813	5,001
INTANGIBLES, net	23,555	21,202
OTHER ASSETS	1,280	1,447
	$454,499	$308,372

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$91,822	$34,362
Accrued liabilities	8,097	9,465
Accrued distributor terminations	7,931	7,024
Customer deposit liabilities	1,123	3,324
Accrued compensation	3,682	4,378
Current portion of long-term debt	590	299
Income taxes payable	903	3,991
Total current liabilities	114,148	62,843

LONG-TERM DEBT, less current portion	-	4
DEFERRED REVENUE	39,352	20,441

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 120,000,000 shares authorized; 93,652,862 shares issued and 90,995,800 outstanding as of June 30, 2007; 92,713,212 shares issued and 90,059,124 outstanding as of December 31, 2006	468	464
Additional paid-in capital	66,422	48,892
Retained earnings	262,751	204,242
Common stock in treasury, at cost; 2,657,062 shares as of June 30, 2007 and 2,654,088 shares as of December 31, 2006	(28,642)	(28,514)
Total stockholders' equity	300,999	225,084
	$454,499	$308,372